Exhibit 2.1.2
NON-COMPETITION AGREEMENT
THIS AGREEMENT is made the 16th day of August, 2007,
BETWEEN:
BRUCE ANDERSON, of the City of Ottawa in the Province of Ontario (“Anderson”)
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KEVIN LOISELLE, of the City of Ottawa in the Province of Ontario (“Loiselle”)
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MICHEL LUCAS, of the City of Ottawa in the Province of Ontario (“Lucas”)
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DAN KIRKLAND, of the City of Toronto in the Province of Ontario (“Kirkland”)
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DECIMA RESEARCH INC., a corporation amalgamated under the laws of the Province of Ontario (the “Company”)
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2144798 ONTARIO INC., a corporation incorporated under the laws of the Province of Ontario (the “Buyer”)
RECITALS:
1.	The Sellers (as hereinafter defined), the Buyer and certain others entered into a share purchase agreement (the “Share Purchase Agreement”) dated the 16th day of August, 2007 for the sale and purchase of the Purchased Shares.

2.	The obligation of the Buyer to complete the purchase of the Purchased Shares is conditional on the Sellers entering into this non-competition agreement.
     IN CONSIDERATION of the sum of $1.00, the closing of the Share Purchase Agreement of other consideration now given by each party to the other (the receipt and sufficiency of which are acknowledged by each party), the parties agree with one another as follows:

1. DEFINITIONS
1.1 In this Agreement,
“Affiliate”, when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly, and whether through the ownership of securities, a trust, a contract or otherwise;
“Agreement” means this non-competition agreement and the Recitals, as supplemented, amended or restated from time to time by a written agreement signed by the parties;
“Business” means all of the respective businesses and undertaking carried on by the Company and the Target Group Subsidiaries, being principally providing full-service market research services, including data collection through telephone interviewing, online surveys and focus groups, research based consulting services and production of client-specific market research reports and excluding, for greater certainty, consulting services which are not research based and the reports business including the reports business carried on by Decima Reports Inc.;
“Competitive Business” means any business or venture that competes with or carries on any activities that is substantially similar to the whole of or any significant line of the Business;
“Customer” means any Person who:
(a)	has received a written proposal or quote from the Company or who has been a customer or client of the Company at any time during the three year period prior to the date hereof; or

(b)	is a customer or client of the Company who purchases products or services from the Company any time during the Restricted Period.
“Disputes” includes all disputes, controversies, claims, counterclaims or similar matters which relate to or arise out of or in connection with this Agreement including the validity, existence, construction, meaning, performance or effect of this Agreement or the rights and liabilities of the parties to this Agreement, whether they arise during the term of this Agreement or thereafter;
“Final Determination ” means a decision of an Arbitrator or a court of competent jurisdiction, from which no appeal lies or in respect of which all appeal rights have been exhausted or all time periods for appeal have expired without appeals having been taken;

“Person” shall be broadly interpreted and includes an individual, body corporate (with or without share capital), partnership, limited partnership, syndicate, sole proprietorship, joint venture, association, unincorporated organization, trust, trustee, a Governmental Authority and the executors, administrators or other personal representatives of an individual in such capacity, and any other entity;
“Restricted Period” means the period from the date hereof to and including the fifth anniversary of the date hereof;
“Sellers” means Anderson, Loiselle, Lucas and Kirkland, collectively, and in the singular means any one of them;
“Share Purchase Agreement” has the meaning set forth in paragraph 1 of the Recitals; and
“Territory” means Canada.
1.2 Terms defined in the Share Purchase Agreement and used herein have the same meaning herein as in the Share Purchase Agreement, unless otherwise defined herein or unless the context otherwise requires or unless specifically defined in this Agreement.
2. NON-COMPETITION
          Except as otherwise provided in Section 7 hereof, each of the Sellers shall not, and each shall cause its Affiliates, as applicable, not to, in any manner whatsoever during the Restricted Period and within the Territory, either individually or in partnership or jointly or in conjunction with any other Person:
(a)	directly, or indirectly, carry on, engage in, or participate in, any Competitive Business either alone, in partnership, jointly or in conjunction with any other Person;

(b)	directly, or indirectly, assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatever) any Person to carry on, engage in, or participate in, a Competitive Business; or

(c)	have any direct or indirect interest (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor or in any other capacity whatever) in or with any Person, if any part of the activities of such Person consists of carrying on, engaging in or participating in a Competitive Business.

3. NON-SOLICITATION
3.1 Except as otherwise provided in Section 7 hereof, during the Restricted Period, each of the Sellers shall not, and each shall cause its Affiliates, as applicable, not to, either individually or in partnership or jointly or in conjunction with any other Person:
(a)	directly, or indirectly solicit any Customer;

(b)	directly, or indirectly assist (be it as principal, beneficiary, servant, director, shareholder, partner, nominee, executor, trustee, agent, employee, independent contractor, supplier, consultant, lender, financier or in any other capacity whatever) any Person directly or indirectly to solicit any Customer; or

(c)	have any direct or indirect interest (be it as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, creditor or in any other capacity whatever) in or with any Person if any of the activities of which Person consists of soliciting any Customer, if such solicitation is, directly or indirectly, intended to result in a sale or provision of any product or service to such Customer within the Territory that is competitive with any product or service forming a material part of the Business.
3.2 In addition, the Company shall not and shall cause its Affiliates not to, directly or indirectly induce or attempt to induce any Customer to cease or refrain from doing business with the Company or in any way interfere with the relationship (or prospective relationship) between any Customer and the Company.
4. NON-SOLICITATION OF EMPLOYEES
          Each of the Sellers shall not, and each shall cause its Affiliates, as applicable, not to, during the Restricted Period, directly or indirectly, hire, solicit or induce to perform services, or attempt to solicit or induce to perform services (as an employee, consultant or otherwise) any individuals who are employees of the Company or take any actions which are intended to persuade any such employee to leave the employ of the Company, without the prior written consent of the Buyer. This Section 4 shall not apply to solicitations made generally to individuals through public media and which are not specifically targeted at employees of the Company.
5. NO DISPARAGEMENT
          During the Restricted Period but subject to the enforcement of their respective rights under the Share Purchase Agreement and any closing document delivered pursuant thereto, each of the Sellers shall not and each shall cause its Affiliates, as applicable, not to, take any action which would disparage or otherwise damage the reputation of the Buyer, the Company or any of their Affiliates.

6. COVENANTS REASONABLE
6.1 Each of the Sellers acknowledges and agrees with the Buyer and the Company that:
(a)	the covenants in this Agreement are reasonable in the circumstances and are necessary to protect the Buyer and the value of the Business to the Buyer and the Company;

(b)	the Sellers will receive, directly and/or indirectly, a substantial financial benefit as a result of the sale of the Purchased Shares to the Buyer;

(c)	the covenants of the Sellers contained in this Agreement were a material inducement for the Buyer to enter into the Share Purchase Agreement and the execution and delivery of this Agreement is a condition to the Buyer’s obligation to complete the purchase of the Purchased Shares pursuant to the Share Purchase Agreement;

(d)	the breach by such Sellers of any of the provisions of this Agreement would cause serious and irreparable harm to the Buyer and the Company which could not adequately be compensated for in damages; and

(e)	the principles of law to be applied to the interpretation of this Agreement are those that apply to restrictive covenants given by a seller on the sale of a business.
6.2 Each of the Sellers consents to an order specifically enforcing the provisions of this Agreement, or an order of injunction being issued against it restraining it from any breach of such provisions. The provisions of this section shall not derogate from any other remedy which the Buyer or the Company may have in the event of such a breach.
7. EXCEPTIONS
7.1 Notwithstanding any provisions or restrictions contained in this Agreement, nothing in this Agreement shall prohibit or restrict any Seller from owning, less than 4.9% in the aggregate of the publicly traded voting securities of any entity which carries on, engages in or participates in, any Competitive Business, if such Seller does not in fact have the power to control, or direct the management of, or is not otherwise engaged in activities with or on behalf of or otherwise for the benefit of, such Competitive Business.
7.2 This Agreement shall not apply to any products or services that, at the time that any Seller engages in any conduct prescribed by Sections 2 or 3, the Company has permanently ceased from selling, distributing or rendering in the Territory.

8. SEVERABILITY
          If there is a Final Determination that any term or provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability of that term or provision will not affect: (a) the legality, validity or enforceability of the remaining terms and provisions of this Agreement; and (b) the legality, validity or enforceability of such term or provision in any other jurisdiction.
9. DISPUTE RESOLUTION
          All Disputes arising under or related to this Agreement shall be resolved pursuant to Article 6 (Dispute Resolution and Arbitration) of the Share Purchase Agreement, whose provisions shall apply mutatis mutandis.
10. GENERAL
10.1 The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection and paragraph headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words “hereto”, “herein,” “hereof,” “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular section or portion of it. References to an Article, Section or Subsection, refer to the applicable article, section, subsection of this Agreement.
10.2 In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, unless the context otherwise requires. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of contra preferentum or strict construction shall be applied against any party.
10.3 This Agreement may be amended or supplemented only by a written agreement signed by each party.
10.4 Time is of the essence of each provision of this Agreement.
10.5 This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the Province of Ontario and the laws of Canada in force in such Province (excluding any conflict of laws rule or principle which might refer such construction, interpretation or enforcement to the laws of another jurisdiction) and shall be treated in all respects as an Ontario contract. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.
10.6 This Agreement and the rights of the Buyer or the Company hereunder may be assigned by either of them: (i) to any Person who acquires all or substantially all of the assets or shares of the Company or the Buyer; and (ii) to any Affiliate of the Buyer or the Company, without the consent of the Sellers.

10.7 This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any party) and permitted assigns. For greater certainty, each of the Sellers acknowledge that the Buyer may cause the Company to be amalgamated with the Buyer and such amalgamation shall not affect any right or claim which could otherwise be made by the Buyer and/or the Company hereunder prior to or following the amalgamation.
10.8 This Agreement, together with the Share Purchase Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, understandings, undertakings, statements, arrangements, promises, representations and agreements, both written or oral, between the Parties. There are no representations, warranties, conditions, undertakings, commitments, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any party to enter into this Agreement or on which reliance is placed by any party, except as specifically set forth in this Agreement and the Share Purchase Agreement.
10.9 Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.
10.10 The rights and remedies of Buyer and the Company under this Agreement are cumulative and are in addition to, without prejudice to and not in substitution for, any rights or remedies provided by law. Any single or partial exercise by the Buyer or the Company of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which the Buyer or the Company may be lawfully entitled for the same default or breach.
10.11 This Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement. To evidence the fact that it has executed this Agreement, a party may send a copy of its executed counterpart to all other parties by facsimile transmission or email, and if sent by email shall be sent in Portable Document File (PDF) format. In such event, such party shall forthwith deliver to the other parties the counterpart of this Agreement executed by such party.
10.12 Any notice to be given by one party to another hereunder may be given at the address and in the manner provided in the Share Purchase Agreement.
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          TO WITNESS THEIR AGREEMENT, the parties have duly executed this Agreement as of the date set forth above.

/s/ Virginia Schweitzer	)	/s/ Bruce Anderson
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Witness	)	BRUCE ANDERSON
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/s/ Virginia Schweitzer	)	/s/ Kevin Loiselle
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Witness	)	KEVIN LOISELLE
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/s/ Virginia Schweitzer	) ) ) )	/s/ Michel Lucas

Witness	) )	MICHEL LUCAS

/s/ Virginia Schweitzer	) ) ) )	/s/ Dan Kirkland

Witness	) )	DAN KIRKLAND

DECIMA RESEARCH INC.
By:	/s/ Michel Lucas
	Name:	Michel Lucas
	Title:	Chairman

2144798 ONTARIO INC.
By:	/s/ Gregory T. Novak
	Name:	Gregory T. Novak
	Title:	President